UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person

    Mark E. Brady
    c/o Eubel Brady & Suttman Asset Management, Inc.
    7777 Washington Village Drive
    Ste. 210
    Dayton, Ohio 45459

2.  Date of Event Requiring Statement (Month/Day/Year)

    December 9, 1997

3.  IRS Reporting Person
    (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol

    Med/Waste, Inc.
    MWDS

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other
    (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person


     Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security 2. Amount of    3. Ownership     4. Nature of Indirect
                        Securities      Form:            Beneficial Ownership
                        Beneficially    Direct(D) or
                        Owned           Indirect(I)

   Common Stock         241,371+           (I)           General Partner or
                                                         Principal of
                                                         Investment Manager



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            Table II -- Derivative Securities Beneficially Owned

1.Title of 2.Date Exer- 3.Title and Amount  4.Conver- 5.Ownership  6.Nature of
Derivative cisable and  of Securities       sion or   Form of      Indirect
Security   Expiration   Underlying          Exercise  Derivative   Beneficial
           Date         Derivative Security Price of  Security:    Ownership
          (Month/Day/   ---------------     Deri-     Direct(D) or
           Year)        Title   Amount or   vative    Indirect (I)
           --------------       Number of   Security
           Date    Expira-      Shares
           Exer-   tion
           cisable Date

Series A   *       *    Common  528,212+    $4.25     (I)          General
Preferred               Stock                                      Partner or
Stock                                                              Principal
                                                                   of
                                                                   Investment
                                                                   Manager

Warrants   **      **   Common    8,784+    $3.625    (I)          General
                        Stock                                      Partner or
                                                                   Principal
                                                                   of
                                                                   Investment
                                                                   Manager                               Manager

EXPLANATION OF RESPONSES:
* Series A Preferred are convertible into Common Stock at any time at the option of the holder.

** Warrants are convertible into Common Stock at any time at the option of the holder.

+ The Reporting Persons disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein.



SIGNATURE OF REPORTING PERSON

              /s/ Ronald L. Eubel
         ________________________
                 Ronald L. Eubel


              /s/ Mark E. Brady
         ________________________
                Mark E. Brady




                                2



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              /s/ Robert J. Suttman, II
         ______________________________
                Robert J. Suttman, II
DATE
December 19, 1997
















































                                3



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This Form 3 is also filed on behalf of:

    Ronald L. Eubel
    c/o Eubel Brady & Suttman Asset Management, Inc.
    7777 Washington Village Drive
    Ste. 210
    Dayton, Ohio 45459

    Robert J. Suttman, II
    c/o Eubel Brady & Suttman Asset Management, Inc.
    7777 Washington Village Drive
    Ste. 210
    Dayton, Ohio 45459








































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